Exhibit 99.1

Media Contact: Meghan Dotter 703 682 6670

Investor Contact: Ahmed Pasha 703 682 6451

AES Meets Full Year 2009 Adjusted Earnings Per Share and Proportional Free Cash Flow Guidance

•	Full year Proportional Free Cash Flow of $899 million, compared to $466 million in 2008

•	Full year Adjusted EPS of $1.08, compared to $1.08 in 2008

•	Full year Diluted EPS from Continuing Operations of $1.09, compared to $1.76 in 2008

•	Full year Consolidated Free Cash Flow of $1.6 billion, compared to $1.4 billion in 2008

•	Full year Consolidated Cash Flow from Operating Activities $2.2 billion, compared to $2.2 billion in 2008

•	Updates guidance provided for 2010 and 2011

ARLINGTON, VA, February 26, 2010 – The AES Corporation (NYSE: AES) today reported results for the full year 2009, during which the Company benefited from the diversity of its portfolio across markets and energy sources. Operational improvements in Chile, the Philippines and Brazil helped offset unfavorable foreign currency impacts as well as reduced demand and lower electricity prices in North America.

“In 2009, we focused on generating liquidity for our pipeline of growth investments and on improving the cash flows of our operating businesses. We met our full year guidance for proportional free cash flow and adjusted earnings per share and generated an all-time record of $1.25 billion in distributions from subsidiaries. Through February of 2010, we also brought approximately 1,300 MW of core power and renewable projects into commercial operation, the majority of which are in countries where there is a stronger pace of economic recovery, notably in Latin America and the Middle East,” said Paul Hanrahan, President and Chief Executive Officer of AES Corporation. “Throughout the year, we also continued moving our business development activities forward, creating multiple options to invest in both our core power business in high growth regions as well as renewable power projects globally, which will drive our growth beyond 2011.”

Fourth Quarter 2009 Financial Highlights:

During the quarter, the Company benefited from improved operating performance at its generation business in the Philippines and a lower effective tax rate, in part, because of non-taxable earnings at its Brazilian businesses. In addition, foreign currencies strengthened against the U.S. Dollar. These factors helped offset reduced demand and lower electricity prices in North America.

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Results for the quarter and year ended December 31, 2009 include the following:

	Fourth Quarter 2009		Full Year 2009		Full Year 2008		Full Year 2009 Guidance
Consolidated Revenue	$3.8	B	$14.1	B	$15.4	B	NA
Consolidated Gross Margin	$831	M	$3.5	B	$3.6	B	$3.55-$3.65B
Proportional Gross Margin (a non-GAAP financial measure)	$481	M	$2.0	B	$2.3	B	$2.1-$2.15B
Consolidated Cash Flow from Operating Activities	$316	M	$2.2	B	$2.2	B	$2.1-$2.2B
Proportional Cash Flow from Operating Activities (a non-GAAP financial measure)	$177	M	$1.3	B	$1.0	B	$1.3-$1.35B
Consolidated Free Cash Flow (a non-GAAP financial measure)	$123	M	$1.6	B	$1.4	B	$1.45-$1.55B
Proportional Free Cash Flow (a non-GAAP financial measure)	$47	M	$899	M	$466	M	$825-$875M
Subsidiary Distributions to the Parent Company (see definitions)	$296	M	$1.25	B	$1.1	B	$1.2-$1.3B
Diluted EPS from Continuing Operations	$0.08		$1.09		$1.76		$1.20-$1.24
Diluted EPS	$(0.07)		$0.98		$1.82		NA
Adjusted EPS (a non-GAAP financial measure)	$0.22		$1.08		$1.08		$1.07-$1.11

Key drivers of the Fourth Quarter results include (comparison of Q4 2009 vs. Q4 2008):

•

Consolidated Revenue increased by $381 million to $3.8 billion. Of that amount, $421 million was due to favorable translation impact due to a weaker U.S. Dollar relative to foreign currencies. For example, the Brazilian Real appreciated 24 percent, which accounted for more than $400 million of the increase in revenue. In addition, higher revenues resulted from an increase in tariff rates at Latin America utilities (which reflected higher energy prices that were passed through to customers) and improved operational performance in the Philippines. These gains were offset by lower commodity input prices, which translated into lower revenues at generation businesses in New York and the United Kingdom, and lower volume in Hungary.

•	Consolidated Gross Margin increased by $163 million to $831 million, which reflected favorable foreign currency exchange rates of $89 million, improved operating performance in

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the Philippines of approximately $50 million and lower net non-cash, mark-to-market derivative losses of $41 million. These contributions were partially offset by decreased volume in New York, where unfavorable electricity pricing resulted in lower dispatch.

•

Proportional Gross Margin (a non-GAAP financial measure, see Appendix for definition and reconciliation) increased by $112 million to $481 million. The Company’s increase in Proportional Gross Margin was primarily due to improved operating performance in the Philippines, favorable foreign exchange rates and lower non-cash, mark-to-market derivative losses. These contributions were partially offset by lower demand and electricity prices in North America.

•

Consolidated Cash Flow from Operating Activities decreased by $293 million to $316 million. These results reflected a one-time tax payment of $331 million at one of the Company’s businesses in Brazil. In addition, working capital requirements increased at the Company’s businesses in Africa and Pakistan.

•

Proportional Cash Flow from Operating Activities (a non-GAAP financial measure, see Appendix for definition and reconciliation) decreased by $139 million to $177 million. The same factors that contributed to Consolidated Cash Flow from Operating Activities contributed to Proportional Cash Flow from Operating Activities.

•

Consolidated Free Cash Flow (a non-GAAP financial measure, see Appendix for definition and reconciliation) decreased by $212 million to $123 million. The decrease was primarily because of a decline in consolidated operating cash flow, which was offset in part by lower maintenance capital expenditures.

•

Proportional Free Cash Flow (a non-GAAP financial measure, see Appendix for definition and reconciliation) decreased by $66 million to $47 million. The decrease was a result of a $139 million decline in proportional operating cash flow, which was partially offset by favorable proportional maintenance capital expenditures.

•

Diluted Earnings Per Share (EPS) from Continuing Operations increased $0.18 per share to $0.08 per share. The 2008 results included non-cash mark-to-market losses and a loss on the sale of interest in Gener.

•

Adjusted EPS (a non-GAAP financial measure, see Appendix for definition and reconciliation) increased $0.01 per share to $0.22 per share. The increase was primarily attributable to higher gross margin and a lower effective tax rate of 23 percent versus 37 percent in 2008. These improvements were partially offset by a non-cash charge related to computation of taxes on the hypothetical liquidation of non-controlling interests at several wind generation businesses.

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	Q4 2009	Q4 2008
Diluted Earnings Per Share from Continuing Operations	$0.08	$(0.10)
Derivative Mark-to-Market (Gains)/Losses	$(0.04)	$0.13
Currency Transaction (Gains)/Losses	$(0.02)	$0.06
Disposition/Acquisition (Gains)/Losses	$—	$0.05
Impairment Losses	$0.20	$0.07
Debt Retirement (Gains)/Losses	$—	$—

Adjusted EPS (a non-GAAP financial measure)	$0.22	$0.21

See Appendix for more detail.

2009 Financial Highlights:

The Company continued to benefit from the diversity of its portfolio across markets and energy sources. The Company’s continued efforts to improve operations, reduce fixed costs and improve working capital contributed to the favorable year-over-year results. The Company’s operational improvements were most notable at its generation businesses in Chile and Asia, as well as its businesses in Brazil. These improvements helped offset unfavorable foreign currency impacts as well as reduced demand and lower electricity prices in North America. The Company also benefited from a lower effective tax rate.

Key drivers of the Full Year results include (comparison of FY 2009 vs. FY 2008):

•

Consolidated Revenue decreased by $1.2 billion to $14.1 billion. Of that amount, $997 million, or 80 percent, resulted from a weakening of foreign currencies against the U.S. Dollar. In particular, the Brazilian Real depreciated nine percent, which accounted for approximately $500 million of the decline in revenue. Lower commodity prices resulted in a decline in revenue at the Company’s generation businesses, particularly in Chile. In addition, there were lower commodity prices and lower volumes at the Company’s generation businesses in the Dominican Republic and New York.

•

Consolidated Gross Margin decreased by $137 million to $3.5 billion. The decline was primarily due to the strengthening of the U.S. Dollar relative to key currencies, which totaled $218 million. The largest driver of the currency impact was the Brazilian Real, which accounted for approximately 65 percent of the decline. Gross margin benefited from improved operating performance at the Company’s generation businesses in Chile and the Philippines. These improvements were offset by lower electricity prices and volume at the Company’s generation businesses in New York, Argentina and the Dominican Republic.

•

Proportional Gross Margin (a non-GAAP financial measure, see Appendix for definition and reconciliation) declined by $229 million to $2.0 billion, primarily because of lower electricity prices and volumes at the Company’s generation businesses in New York and Argentina; unfavorable foreign currency exchange rates; and loss of the contribution from the Northern Kazakhstan businesses sold in 2008. These decreases were partially offset by improved operations in Chile and the Philippines.

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•

Consolidated Cash Flow from Operating Activities increased by $52 million to $2.2 billion. The results reflected higher gross margin at the Company’s generation businesses in Chile and the Philippines. In addition, working capital improvements from the collection of receivables at the Company’s generation businesses in Pakistan and the Dominican Republic and lower fuel inventories in Chile contributed to the increased operating cash flow.

•

Proportional Cash Flow from Operating Activities (a non-GAAP financial measure, see Appendix for definition and reconciliation) increased by $311 million to $1.3 billion. The same factors that contributed to Consolidated Cash Flow from Operating Activities contributed to Proportional Cash Flow from Operating Activities.

•

Consolidated Free Cash Flow (a non-GAAP financial measure, see Appendix for definition and reconciliation) increased by $210 million to $1.6 billion. This change was primarily due to lower maintenance capital expenditures of $158 million.

•	Proportional Free Cash Flow (a non-GAAP financial measure, see Appendix for definition and reconciliation) increased by $433 million to $899 million.

•

Diluted EPS from Continuing Operations of $1.09 decreased from $1.76 in 2008. The decline was primarily attributable to the gain realized in 2008 from the sale of Northern Kazakhstan assets of $1.31 offset partially by debt retirement losses incurred in 2008 of $0.25.

•

Adjusted EPS (a non-GAAP financial measure, see Appendix for definition and reconciliation), of $1.08 was unchanged relative to 2008. The Company met its full year guidance of $1.07 to $1.11 despite a $0.05 negative per share impact associated with the sale of Oman and Pakistan businesses, which are now reported under discontinued operations. In addition to the gross margin drivers listed above, the Company benefited from a lower effective tax rate and reduced corporate overhead, which were partially offset by a non-cash charge that was related to the computation of taxes on the hypothetical liquidation of non-controlling interests at several wind generation businesses.

	FY 2009	FY 2008
Diluted Earnings Per Share from Continuing Operations	$1.09	$1.76
Derivative Mark-to-Market (Gains)/Losses	$0.02	$0.05
Currency Transaction (Gains)/Losses	$(0.05)	$0.16
Disposition/Acquisition (Gains)/Losses	$(0.19)	$(1.27)
Impairment Losses	$0.21	$0.13
Debt Retirement (Gains)/Losses	$—	$0.25

Adjusted EPS (a non-GAAP financial measure)	$1.08	$1.08

See Appendix for more detail.

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Other Fourth Quarter Highlights:

•

The Company completed construction and brought into commercial operation 187 MW, including the 101 MW Armenia Mountain wind project in Pennsylvania, U.S. and the 86 MW Dibamba heavy fuel oil facility in Cameroon. These additions raised the total of new projects brought on-line during 2009 and through February 2010 to 1,300 MW.

•	AES Solar Energy, the Company’s joint venture with Riverstone Holdings, LLC, closed approximately $75 million in non-recourse financing on five projects in Europe.

•

The Company entered into agreements to sell its equity interests in its Oman and Pakistan facilities for $200 million and is on track to close the transactions in first half of 2010. Until the transactions close, these businesses will be reported as discontinued operations and their earnings will not be reported as part of income from continuing operations.

•	The Company announced an agreement to issue 125.5 million shares to China Investment Corporation (“CIC”) for $1.6 billion; the transaction is expected to close in first half of 2010.

•	AES Energy Storage commissioned a 12 MW lithium ion frequency regulation and spinning reserve project at AES Gener, the first energy storage system in Chile.

Other Full Year Highlights:

•	The Company completed $2.5 billion of debt financing activities, which included $1.3 billion at the Parent Company and $1.2 billion of non-recourse financing at subsidiaries.

•	The Company achieved its $150 million cost savings target. This was realized by reductions in areas of business development, corporate overhead, fixed costs and fuel procurement.

2010-2011 Guidance:

The Company updated guidance for the years 2010 and 2011. The revised guidance is based on foreign exchange and commodity forward prices as of December 31, 2009. The guidance does not include the potential issuance of 125.5 million shares of common stock as a result of the previously announced equity sale agreement with CIC.

When compared to 2009, guidance for both 2010 and 2011 benefit from (i) projected contributions of new businesses, (ii) favorable foreign currency rates, and (iii) year -over -year improvements in economic outlook in locations such as Brazil. These improvements are offset by (i) gains in 2009 related to the performance incentive bonus for the management of Kazakhstan businesses sold in 2008, (ii) a gain related to the settlement of a claim at a European subsidiary (iii) lower electricity prices at the Company’s merchant businesses, primarily in New York and Hungary, (iv) a planned step down in capacity payments related to the recovery of capital expenditures on pollution control equipment at the Company’s Kilroot facility in the United Kingdom and (v) an estimated increase in the effective tax rate to the low 30s percentage range in 2010 and to the mid 30s percentage range in 2011, generally due to the absence of certain discrete items that benefited the rate in 2009.

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Relative to prior guidance, both 2010 and 2011 benefit from favorable foreign currency rates and improved operations. These improvements are offset by (i) lower electricity prices at the Company’s merchant businesses, primarily in New York and Hungary, (ii) higher business development expenses, (iii) a non-cash charge related to taxes for the hypothetical liquidation of non-controlling interests at several of the Company’s wind generation businesses and lower than projected wind generation in North America, and (iv) the sale of Oman and Pakistan facilities.

Key elements of the updated guidance include:

	2009 Actuals	2010	2011
Adjusted EPS (a non-GAAP financial measure)	$1.08	$1.00 - $1.05	$1.15 - $1.25
Proportional Free Cash Flow (a non-GAAP financial measure)	$899	$900 - $1,100	$1,100 - $1,300
Subsidiary Distributions	$1,255	$1,100 - $1,200	$1,100 - $1,300

See Appendix for a complete list of the revised guidance elements and key assumptions.

Non-GAAP Financial Measures

See Non-GAAP Financial Measures in the Appendix for definitions of Adjusted Earnings Per Share, Proportional Gross Margin, Proportional Operating Cash Flow, Free Cash Flow, Proportional Free Cash Flow and Parent Company Liquidity, as well as reconciliations to the most comparable GAAP financial measure.

Attachments

Consolidated Statements of Operations, Segment Information, Consolidated Balance Sheets, Consolidated Statements of Cash Flows, Non-GAAP Financial Measures, Parent Financial Information, 2010 Financial Guidance and 2011 Financial Guidance.

Conference Call Information

AES will host a conference call on Friday, February 26, 2010 at 10:00 a.m. Eastern Standard Time (EST). Interested parties may listen to the teleconference by dialing 1-888-989-3379 at least ten minutes before the start of the call. International callers should dial +1-312-470-7009. The participant passcode for this call is 22610. Internet access to the conference call and presentation materials will be available on the AES website at www.aes.com by selecting “Investor Information” and then “Quarterly Financial Reports.” From time to time, the Company posts new and/or revised materials on its website, and anticipates doing so in connection with this media event.

A telephonic replay of the call will be available from approximately 1:00 p.m. EST on Friday, February 26, 2010 through Friday, March 19, 2010. Callers in the U.S. please dial 1-800-513-1169. International callers should dial +1-203-369-3809. The system will ask for a passcode; please enter 22610. A webcast replay, as well as a replay in downloadable MP3 format, will be accessible at www.aes.com beginning shortly after the completion of the call.

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About AES

The AES Corporation (NYSE: AES) is a Fortune 500 global power company with generation and distribution businesses. Through our diverse portfolio of thermal and renewable fuel sources, we provide affordable and sustainable energy to 29 countries. Our workforce of 27,000 people is committed to operational excellence and meeting the world’s changing power needs. Our 2009 revenues were $14 billion and we own and manage $40 billion in total assets. To learn more, please visit www.aes.com.

Safe Harbor Disclosure

This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and of the Securities Exchange Act of 1934. Such forward-looking statements include, but are not limited to, those related to future earnings, growth and financial and operating performance. Forward-looking statements are not intended to be a guarantee of future results, but instead constitute AES’ current expectations based on reasonable assumptions. Forecasted financial information is based on certain material assumptions. These assumptions include, but are not limited to, our accurate projections of future interest rates, commodity price and foreign currency pricing, continued normal levels of operating performance and electricity volume at our distribution companies and operational performance at our generation businesses consistent with historical levels, as well as achievements of planned productivity improvements and incremental growth investments at normalized investment levels and rates of return consistent with prior experience.

Actual results could differ materially from those projected in our forward-looking statements due to risks, uncertainties and other factors. Important factors that could affect actual results are discussed in AES’ filings with the Securities and Exchange Commission, including, but not limited to, the risks discussed under Item 1A “Risk Factors” in AES’ 2009 Annual Report on Form 10-K. Readers are encouraged to read AES’ filings to learn more about the risk factors associated with AES’ business. AES undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Any Stockholder who desires a copy of the Company’s 2009 Annual Report on Form 10-K filed on or about February 25, 2010 with the SEC may obtain a copy (excluding Exhibits) without charge by addressing a request to the Office of the Corporate Secretary, The AES Corporation, 4300 Wilson Boulevard, Arlington, Virginia 22203. Exhibits also may be requested, but a charge equal to the reproduction cost thereof will be made. Stockholders may also obtain a copy by visiting the Company’s website at www.aes.com.

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THE AES CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

	Three Months Ended December 31,		Year Ended December 31,
($ in millions, except per share amounts)	2009	2008	2009	2008

Revenues	$3,820	$3,439	$14,119	$15,358
Cost of sales	(2,989)	(2,771)	(10,624)	(11,726)

GROSS MARGIN	831	668	3,495	3,632
General and administrative expenses	(90)	(84)	(345)	(371)
Interest expense	(346)	(471)	(1,515)	(1,803)
Interest income	75	126	348	519
Other expense	(44)	(33)	(111)	(161)
Other income	188	120	466	377
(Loss) gain on sale of investments	(1)	(34)	131	909
Loss on sale of subsidiary stock	—	—	—	(31)
Goodwill impairment	(122)	—	(122)	—
Asset impairment expense	(18)	(81)	(25)	(175)
Foreign currency transaction gains (losses) on net monetary position	45	(62)	33	(184)
Other non-operating expense	—	(15)	(12)	(15)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND EQUITY IN EARNINGS OF AFFILIATES	518	134	2,343	2,697

Income tax expense	(117)	(49)	(599)	(771)
Net equity in earnings (losses) of affiliates	17	(5)	92	33

INCOME FROM CONTINUING OPERATIONS	418	80	1,836	1,959
Income from operations of discontinued businesses, net of tax	15	20	69	67
Gain (loss) from disposal of discontinued businesses, net of tax	(150)	6	(150)	6

NET INCOME	283	106	1,755	2,032

Noncontrolling interests:
Less: Income from continuing operations attributable to noncontrolling interests	(367)	(146)	(1,107)	(770)
Less: Income (loss) from discontinued operations attributable to noncontrolling interests	36	(7)	10	(28)

Total net income attributable to noncontrolling interests	(331)	(153)	(1,097)	(798)

NET INCOME (LOSS) ATTRIBUTABLE TO THE AES CORPORATION	$(48)	$(47)	$658	$1,234

DILUTED EARNINGS (LOSS) PER SHARE:
Income (loss) from continuing operations attributable to The AES Corporation common stockholders, net of tax	$0.08	$(0.10)	$1.09	$1.76
Discontinued operations attributable to The AES Corporation common stockholders, net of tax	(0.15)	0.03	(0.11)	0.06

NET INCOME (LOSS) ATTRIBUTABLE TO THE AES CORPORATION COMMON STOCKHOLDERS	$(0.07)	$(0.07)	$0.98	$1.82

AMOUNTS ATTRIBUTABLE TO THE AES CORPORATION COMMON STOCKHOLDERS:
Income (loss) from continuing operations, net of tax	$51	$(66)	$729	$1,189
Discontinued operations, net of tax	(99)	19	(71)	45

NET INCOME (LOSS)	$(48)	$(47)	$658	$1,234

THE AES CORPORATION

SEGMENT INFORMATION (unaudited)

	Three Months Ended December 31,		Year Ended December 31,
($ in millions)	2009	2008	2009	2008

REVENUES
Latin America - Generation	$857	$889	$3,651	$4,468
Latin America - Utilities	1,839	1,264	6,092	5,907
North America - Generation	477	529	1,940	2,234
North America - Utilities	251	275	1,068	1,079
Europe - Generation	206	261	720	1,096
Asia - Generation	180	176	643	553
Corp/Other & eliminations	10	45	5	21

TOTAL REVENUE	$3,820	$3,439	$14,119	$15,358

CONSOLIDATED GROSS MARGIN
Latin America - Generation	$260	$292	$1,357	$1,398
Latin America - Utilities	278	160	918	886
North America - Generation	131	106	477	660
North America - Utilities	53	67	239	261
Europe - Generation	62	42	189	260
Asia - Generation	61	9	179	67
Corp/Other & eliminations	(14)	(8)	136	100

TOTAL CONSOLIDATED GROSS MARGIN	$831	$668	$3,495	$3,632

THE AES CORPORATION

CONSOLIDATED BALANCE SHEETS (unaudited)

($ in millions, except shares and par value)	December 31, 2009	December 31, 2008
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,809	$881
Restricted cash	407	722
Short-term investments	1,648	1,382
Accounts receivable, net of allowance for doubtful accounts of $290 and $253, respectively	2,152	2,064
Inventory	569	547
Receivable from affiliates	24	31
Deferred income taxes - current	218	178
Prepaid expenses	162	175
Other current assets	1,558	1,102
Current assets of discontinued and held for sale businesses	240	234

Total current assets	8,787	7,316

NONCURRENT ASSETS
Property, Plant and Equipment:
Land	1,111	854
Electric generation, distribution assets and other	27,462	24,002
Accumulated depreciation	(8,920)	(7,385)
Construction in progress	4,644	3,408

Property, plant and equipment, net	24,297	20,879

Other assets:
Deferred financing costs, net of accumulated amortization of $297 and 264, respectively	384	364
Investment in and advances to affiliates	1,157	901
Debt service reserves and other deposits	595	634
Goodwill	1,299	1,421
Other intangible assets, net of accumulated amortization of $223 and $186, respectively	510	500
Deferred income taxes - noncurrent	604	567
Other	1,551	1,694
Noncurrent assets of discontinued and held for sale businesses	351	530

Total other assets	6,451	6,611

TOTAL ASSETS	$39,535	$34,806

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable	$1,217	$1,033
Accrued interest	271	244
Accrued and other liabilities	3,017	2,640
Non-recourse debt - current	1,759	917
Recourse debt - current	214	154
Current liabilities of discontinued and held for sale businesses	143	194

Total current liabilities	6,621	5,182

LONG-TERM LIABILITIES
Non-recourse debt - noncurrent	12,642	11,625
Recourse debt - noncurrent	5,301	4,994
Deferred income taxes - noncurrent	1,090	1,115
Pension and other post-retirement liabilities	1,322	1,017
Other long-term liabilities	3,208	3,357
Long-term liabilities of discontinued and held for sale businesses	411	429

Total long-term liabilities	23,974	22,537

Cumulative preferred stock of subsidiary	60	60

EQUITY
THE AES CORPORATION STOCKHOLDERS’ EQUITY
Common stock ($0.01 par value, 1,200,000,000 shares authorized; 677,214,493 issued and 667,679,913 outstanding at December 31, 2009 and 673,478,012 issued and 662,786,745 outstanding at December 31, 2008)	7	7
Additional paid-in capital	6,868	6,832
Retained earnings (accumulated deficit)	650	(8)
Accumulated other comprehensive loss	(2,724)	(3,018)
Treasury stock, at cost (9,534,580 and 10,691,267 shares at December 31, 2009 and 2008, respectively)	(126)	(144)

Total The AES Corporation’s stockholders’ equity	4,675	3,669
NONCONTROLLING INTERESTS	4,205	3,358

Total equity	8,880	7,027

TOTAL LIABILITIES AND EQUITY	$39,535	$34,806

THE AES CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

	Three Months Ended December 31,		Year Ended December 31,
($ in millions)	2009	2008	2009	2008

OPERATING ACTIVITIES:
Net income	$283	$106	$1,755	$2,032
Adjustments to net income:
Depreciation and amortization	282	241	1,049	1,001
Loss (gain) from sale of investments and impairment expense	172	120	57	(712)
Loss (gain) on disposal and impairment write-down - discontinued operations	150	(7)	150	(7)
Provision for deferred taxes	39	(136)	15	160
Contingencies	(108)	8	(122)	52
(Gain) loss on the extinguishment of debt	(3)	—	(6)	56
Noncontrolling interests of discontinued operations	—	(4)	—	(4)
Other	(132)	203	(99)	127
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	144	(88)	62	(451)
(Increase) decrease in inventory	(24)	18	(34)	(83)
Decrease (increase) in prepaid expenses and other current assets	37	8	149	(61)
Increase in other assets	(44)	(221)	(177)	(467)
(Decrease) increase in accounts payable and accrued liabilities	(149)	104	(308)	260
(Decrease) increase in income taxes and other income tax payables, net	(8)	138	88	226
(Decrease) increase in other liabilities	(323)	119	(366)	32

Net cash provided by operating activities	316	609	2,213	2,161

INVESTING ACTIVITIES:
Capital expenditures	(755)	(887)	(2,520)	(2,850)
Acquisitions - net of cash acquired	—	—	—	(1,135)
Proceeds from the sale of businesses	—	235	2	1,328
Proceeds from the sale of assets	1	3	17	105
Sale of short-term investments	1,249	1,029	4,526	5,150
Purchase of short-term investments	(1,474)	(1,207)	(4,248)	(5,469)
Decrease (increase) in restricted cash	30	(238)	302	(295)
Decrease (increase) in debt service reserves and other assets	105	(62)	185	(100)
Affiliate advances and equity investments	(18)	(35)	(155)	(240)
Loan advances	—	—	—	(173)
Other investing	(11)	19	(26)	98

Net cash used in investing activities	(873)	(1,143)	(1,917)	(3,581)

FINANCING ACTIVITIES:
Borrowings (repayments) under the revolving credit facilities, net	107	(84)	11	298
Issuance of recourse debt	—	—	503	625
Issuance of non-recourse debt	808	250	1,997	2,158
Repayments of recourse debt	—	—	(154)	(1,037)
Repayments of non-recourse debt	(386)	(223)	(1,008)	(1,260)
Payments for deferred financing costs	(19)	(20)	(91)	(82)
Distributions to noncontrolling interests	(285)	(147)	(846)	(597)
Contributions from noncontrolling interests	115	3	190	410
Financed capital expenditures	9	5	(18)	(47)
Purchase of treasury stock	—	—	—	(143)
Other financing	18	16	26	37

Net cash provided by (used in) financing activities	367	(200)	610	362
Effect of exchange rate changes on cash	3	(46)	22	(96)

Total (decrease) increase in cash and cash equivalents	(187)	(780)	928	(1,154)
Cash and cash equivalents, beginning	1,996	1,661	881	2,035

Cash and cash equivalents, ending	$1,809	$881	$1,809	$881

THE AES CORPORATION

NON-GAAP FINANCIAL MEASURES (unaudited)

	Three Months Ended December 31,			Year Ended December 31,
($ in millions, except per share amounts)	2009	2008		2009		2008

Reconciliation of Adjusted Earnings Per Share (1)

Diluted EPS From Continuing Operations	$0.08	$(0.10)		$1.09		$1.76

Derivative Mark-to-Market (Gains)/Losses	(0.04)	0.13		0.02		0.05
Currency Transaction (Gains)/Losses	(0.02)	0.06		(0.05)		0.16
Disposition / Acquisition (Gains)/Losses	—	0.05	(2)	(0.19	) (3)	(1.27	) (4)
Impairment Losses	0.20 (5)	0.07	(6)	0.21	(7)	0.13	(8)
Debt Retirement (Gains)/Losses	—	—		—		0.25	(9)

Adjusted Earnings Per Share (1)	$0.22	$0.21		$1.08		$1.08

(1)

Adjusted earnings per share (a non-GAAP financial measure) is defined as diluted earnings per share from continuing operations excluding gains or losses of the consolidated entity due to (a) mark-to-market amounts related to derivative transactions, (b) unrealized foreign currency gains or losses, (c) significant gains or losses due to dispositions and acquisitions of business interests, (d) significant losses due to impairments, and (e) costs due to the early retirement of debt. AES believes that adjusted earnings per share better reflects the underlying business performance of the Company, and is considered in the Company’s internal evaluation of financial performance. Factors in this determination include the variability due to mark-to-market gains or losses related to derivative transactions, currency gains or losses, losses due to impairments and strategic decisions to dispose or acquire business interests or retire debt which affect results in a given period or periods. Adjusted earnings per share should not be construed as an alternative to diluted earnings per share, which is determined in accordance with GAAP.

(2)

Amount includes: Net loss on sale of subsidiary interests of $0.04 per share primarily due to the sale of interest in Gener of $31 million. There was no income tax impact associated with this transaction.

(3)

Amount includes: Kazakhstan gain of $98 million, or $0.15 per share, related to the termination of a management agreement as well as a gain of $13 million, or $0.02 per share, related to the reversal of a withholding tax contingency. In addition, there was a gain on sale associated with the shutdown of the Hefei plant in China of $14 million, or $0.02 per share. There was no income tax impact associated with any of these transactions.

(4)	Amount includes: Net gain on Kazakhstan sale of $905 million, or $1.31 per share, and net loss on sale of subsidiary interests in Gener of $31 million, or $0.04 per share as noted in footnote (2).
(5)

Amount includes: Goodwill impairments at Kilroot of $118 million or $0.18 per share and in the Ukraine of $4 million or $0.01 per share; write-off of development project costs in Latin America and Asia of $19 million ($11 million net of noncontrolling interest, or $0.01 per share). There was no income tax impact associated with any of these transactions.

(6)

Amount includes: Impairment charges primarily associated with development projects in North America of $75 million ($34 million net of noncontrolling interest and income taxes or $0.06 per share) and an impairment of the Company’s investment in coal to gas technology of $10 million or $0.01 per share.

(7)	Amount includes: Items referenced in footnote (5) and a non-taxable impairment of the Company’s investment in coal to gas technology of $10 million or $0.01 per share.
(8)

Amount includes: Items referenced in footnote (6); Uruguaiana asset write down of $36 million ($17 million net of noncontrolling interest or $0.02 per share); and South Africa peaker development cost write-off of $31 million ($28 million net of income taxes or $0.04 per share).

(9)

Amount includes: $55 million ($34 million net of income tax, or $0.05 per share) loss on the retirement of Parent Company debt; $131 million, or $0.19 per share, which represented the tax impact on the repatriation of a portion of the Kazakhstan sale proceeds that were used to fund the early retirement of Parent Company debt; and $14 million ($9 million net of income tax, or $0.01 per share) of debt refinancing at IPALCO.

THE AES CORPORATION

NON-GAAP FINANCIAL MEASURES (unaudited)

	Three Months Ended December 31,		Year Ended December 31,
($ in millions, except per share amounts)	2009	2008	2009	2008

Reconciliation of Adjusted Gross Margin (1)

Consolidated Gross Margin	$831	$668	$3,495	$3,632
Add: Depreciation and Amortization	270	235	1,005	963
Less: General and Administrative Expenses	(90)	(84)	(345)	(371)

Adjusted Gross Margin (1)	$1,011	$819	$4,155	$4,224

Reconciliation of Proportional Gross Margin (2)

Consolidated Gross Margin	$831	$668	$3,495	$3,632
Less: Proportional Adjustment Factor	350	299	1,450	1,358

Proportional Gross Margin (2)	$481	$369	$2,045	$2,274

Reconciliation of Proportional Adjusted Gross Margin (1),(2)

Consolidated Adjusted Gross Margin	$1,011	$819	$4,155	$4,224
Less: Proportional Adjustment Factor	420	348	1,705	1,575

Proportional Adjusted Gross Margin (1),(2)	$591	$471	$2,450	$2,649

(1)

Adjusted Gross Margin (a non-GAAP financial measure) is defined as gross margin plus depreciation and amortization less general and administrative expenses. AES believes adjusted gross margin is a useful measure for evaluating and comparing the operating performance of its businesses because it includes the direct operating costs of its business including overhead related expenses and excludes potential differences caused by variations in capital structures affecting interest income and expense, tax positions, such as the impact of changes in effective tax rates and the impact of depreciation and amortization expense.

(2)	See footnote (2) on Guidance Elements for definition of proportional financial metrics.

THE AES CORPORATION

NON-GAAP FINANCIAL MEASURES (unaudited)

	Three Months Ended December 31,		Year Ended December 31,
($ in millions, except per share amounts)	2009	2008	2009	2008

Calculation of Maintenance Capital Expenditures for Free Cash Flow (1) Reconciliation Below:

Maintenance Capital Expenditures, excluding environmental	$183	$246	$567	$683
Environmental Capital Expenditures	10	28	55	97
Growth Capital Expenditures	553	608	1,916	2,117

Total Capital Expenditures	$746	$882	$2,538	$2,897

Reconciliation of Proportional Operating Cash Flow (2)

Consolidated Operating Cash Flow	$316	$609	$2,213	$2,161
Less: Proportional Adjustment Factor	139	293	876	1,135

Proportional Operating Cash Flow (2)	$177	$316	$1,337	$1,026

Reconciliation of Free Cash Flow (1)

Consolidated Operating Cash Flow	$316	$609	$2,213	$2,161
Less: Maintenance Capital Expenditures, excluding environmental	183	246	567	683
Less: Environmental Capital Expenditures	10	28	55	97

Free Cash Flow (1)	$123	$335	$1,591	$1,381

Reconciliation of Proportional Free Cash Flow (1),(2)

Proportional Operating Cash Flow	$177	$316	$1,337	$1,026
Less: Proportional Maintenance Capital Expenditures	130	203	438	560

Proportional Free Cash Flow (1),(2)	$47	$113	$899	$466

(1)

Free cash flow (a non-GAAP financial measure) is defined as net cash from operating activities less maintenance capital expenditures (including environmental capital expenditures). AES believes that free cash flow is a useful measure for evaluating our financial condition because it represents the amount of cash provided by operations less maintenance capital expenditures as defined by our businesses, that may be available for investing or for repaying debt.

(2)	See footnote (2) on Guidance Elements for definition of proportional financial metrics.

THE AES CORPORATION

PARENT FINANCIAL INFORMATION (unaudited)

Parent only data: last four quarters

($ in millions)

	4 Quarters Ended
Total subsidiary distributions & returns of capital to Parent	Dec. 31, 2009 Actual	Sept. 30, 2009 Actual	June 30, 2009 Actual	Mar. 31, 2009 Actual
Subsidiary distributions(1) to Parent & QHCs	1,255	1,345	1,327	1,069
Returns of capital distributions to Parent & QHCs	167	200	89	169

Total subsidiary distributions & returns of capital to Parent	$1,422	$1,545	$1,416	$1,238

Parent only data: quarterly

($ in millions)

	Quarter Ended
Total subsidiary distributions & returns of capital to Parent	Dec. 31, 2009 Actual	Sept. 30, 2009 Actual	June 30, 2009 Actual	Mar. 31, 2009 Actual
Subsidiary distributions(1) to Parent & QHCs	$296	$202	$527	$230
Returns of capital distributions to Parent & QHCs	13	134	1	20

Total subsidiary distributions & returns of capital to Parent	$309	$336	$528	$250

Parent Company Liquidity(2)

($ in millions)

	Balance at
	Dec. 31, 2009 Actual	Sept. 30, 2009 Actual	June 30, 2009 Actual	Mar. 31, 2009 Actual
Cash at Parent & Cash at QHCs(3)	$677	$707	$603	$168
Availability under corporate credit facilities	581	701	713	1,182

Ending liquidity	$1,258	$1,408	$1,316	$1,350

(1)

Subsidiary distributions should not be construed as an alternative to Net Cash Provided by Operating Activities which are determined in accordance with GAAP. Subsidiary distributions are important to the Parent Company because the Parent Company is a holding company that does not derive any significant direct revenues from its own activities but instead relies on its subsidiaries’ business activities and the resultant distributions to fund the debt service, investment and other cash needs of the holding company. The reconciliation of difference between the subsidiary distributions and the Net Cash Provided by Operating Activities consists of cash generated from operating activities that is retained at the subsidiaries for a variety of reasons which are both discretionary and non-discretionary in nature. These factors include, but are not limited to, retention of cash to fund capital expenditures at the subsidiary, cash retention associated with non-recourse debt covenant restrictions and related debt service requirements at the subsidiaries, retention of cash related to sufficiency of local GAAP statutory retained earnings at the subsidiaries, retention of cash for working capital needs at the subsidiaries, and other similar timing differences between when the cash is generated at the subsidiaries and when it reaches the Parent Company and related holding companies.

(2)

Parent Company Liquidity is defined as cash at the Parent Company plus availability under corporate credit facilities plus cash at qualified holding companies (“QHCs”). AES believes that unconsolidated Parent Company liquidity is important to the liquidity position of AES as a Parent Company because of the non-recourse nature of most of AES’s indebtedness.

(3)

The cash held at QHCs represents cash sent to subsidiaries of the Company domiciled outside of the US. Such subsidiaries had no contractual restrictions on their ability to send cash to AES, the Parent Company. Cash at those subsidiaries was used for investment and related activities outside of the US. These investments included equity investments and loans to other foreign subsidiaries as well as development and general costs and expenses incurred outside the US. Since the cash held by these QHCs is available to the Parent, AES uses the combined measure of subsidiary distributions to Parent and QHCs as a useful measure of cash available to the Parent to meet its international liquidity needs.

THE AES CORPORATION

2010 FINANCIAL GUIDANCE ELEMENTS(1)

	2010 Revised Financial Guidance (as of 2/26/2010)			2010 Prior Financial Guidance (issued 5/27/2009)
	Consolidated	Proportional Adjustment Factors(2)	Proportional	Consolidated	Proportional Adjustment Factors(2)	Proportional
Income Statement Elements
Gross Margin	$3,700 to 3,900 million	$1,500 million	$2,200 to 2,400 million	$3,400 to 3,700 million	$1,250 to 1,350 million	$2,150 to 2,350 million
Adjusted Gross Margin	$4,500 to 4,700 million	$1,775 million	$2,725 to 2,925 million	NA	NA	NA
Diluted Earnings Per Share From Continuing Operations	$0.95 to 1.00			$0.95 to 1.05
Adjusted Earnings Per Share Factors(3)	$0.05(4)			$0.10(5)
Adjusted Earnings Per Share(3)	$1.00 to 1.05(4)			$1.05 to 1.15(5)
Cash Flow Elements
Net Cash From Operating Activities	$2,775 to 2,975 million	$1,300 million	$1,475 to 1,675 million	$2,300 to 2,600 million	$850 to 950 million	$1,450 to 1,650 million
Operational Capital Expenditures (a)	$650 to 725 million	$200 million	$450 to 525 million	$575 to 675 million	$125 to 175 million	$450 to 500 million
Environmental Capital Expenditures (b)	$75 to 100 million	—	$75 to 100 million	$50 to 100 million	$10 to 20 million	$40 to 80 million
Maintenance Capital Expenditures (a + b)	$725 to 825 million	$200 million	$525 to 625 million	$625 to 775 million	$135 to 195 million	$490 to 580 million
Free Cash Flow(6)	$2,000 to 2,200 million	$1,100 million	$900 to 1,100 million	$1,600 to 1,900 million	$700 to 800 million	$900 to 1,100 million
Subsidiary Distributions(7)	$1,100 to 1,200 million			$1,100 to 1,300 million
Reconciliation of Free Cash Flow
Net Cash from Operating Activities	$2,775 to 2,975 million	$1,300 million	$1,475 to 1,675 million	$2,300 to 2,600 million	$850 to 950 million	$1,450 to 1,650 million
Less: Maintenance Capital Expenditures	$725 to 825 million	$200 million	$525 to 625 million	$625 to 775 million	$135 to 195 million	$490 to 580 million

Free Cash Flow(5)	$2,000 to 2,200 million	$1,100 million	$900 to 1,100 million	$1,600 to 1,900 million	$700 to 800 million	$900 to 1,100 million
Reconciliation of Adjusted Gross Margin
Gross Margin	$3,700 to 3,900 million	$1,500 million	$2,200 to 2,400 million
Depreciation & Amortization	$1,125 to 1,225 million	$275 million	$850 to 950 million
General & Administrative	$375 million		$375 million

Adjusted Gross Margin(3)	$4,500 to 4,700 million	$1,775 million	$2,725 to 2,925 million

(1)

2010 Revised Guidance is based on expectations for future foreign exchange rates and commodity prices as of December 31, 2009, as well as other factors set forth in “2010-2011 Guidance” in the Press Release.

(2)

AES is a holding company that derives its income and cash flows from the activities of its subsidiaries, some of which may not be wholly-owned by the Company. Accordingly, the Company has presented certain financial metrics which are defined as Proportional (a non-GAAP financial measure). Proportional metrics present the Company’s estimate of its share in the economics of the underlying metric. The Company believes that the Proportional metrics are useful to investors because they exclude the economic share in the metric presented that is held by non-AES shareholders. For example, Operating Cash Flow is a GAAP metric which presents the Company’s cash flow from operations on a consolidated basis, including operating cash flow allocable to noncontrolling interests. Proportional Operating Cash Flow removes the share of operating cash flow allocable to noncontrolling interests and therefore may act as an aid in the valuation of the Company. Proportional metrics are reconciled to the nearest GAAP measure. Certain assumptions have been made to estimate our proportional financial measures. These assumptions include: (i) the Company’s economic interest has been calculated based on a blended rate for each consolidated business when such business represents multiple legal entities; (ii) the Company’s economic interest may differ from the percentage implied by the recorded net income or loss attributable to noncontrolling interests or dividends paid during a given period; (iii) the Company’s economic interest for entities accounted for using the hypothetical liquidation at book value method is 100%; (iv) individual operating performance of the Company’s equity method investments is not reflected and (v) all intercompany amounts have been excluded as applicable.

(3)	Non-GAAP financial measure as reconciled in the table.
(4)	Reconciliation of Adjusted EPS includes unrealized foreign currency of $0.02, derivative losses of $0.02 and losses on debt retirement of $0.01.
(5)	Reconciliation of Adjusted EPS includes unrealized foreign currency of $0.06, derivative losses of $0.02 and loses on disposition of $0.02.
(6)

Free cash flow (a non-GAAP financial measure) is defined as net cash from operating activities less maintenance capital expenditures (including environmental capital expenditures). AES believes that free cash flow is a useful measure for evaluating our financial condition because it represents the amount of cash provided by operations less maintenance capital expenditures as defined by our businesses, that may be available for investing or for repaying debt.

(7)	See Footnote (1) on Parent Financial Information for definition.

THE AES CORPORATION

2011 FINANCIAL GUIDANCE ELEMENTS(1)

	2011 Revised Financial Guidance (as of 2/26/2010)			2011 Prior Financial Guidance (issued 5/27/2009)
	Consolidated	Proportional Adjustment Factors(2)	Proportional	Consolidated	Proportional Adjustment Factors(2)	Proportional
Income Statement Elements
Gross Margin	$3,800 to 4,100 million	$1,450 million	$2,350 to 2,650 million	$3,500 to 3,900 million	$1,250 to 1,350 million	$2,250 to 2,550 million
Adjusted Gross Margin	$4,675 to 4,975 million	$1,725 million	$2,950 to 3,250 million	NA	NA	NA
Diluted Earnings Per Share From Continuing Operations	$1.10 to 1.20			$1.10 to 1.20
Adjusted Earnings Per Share Factors(3)	$0.05(4)			$0.10(5)
Adjusted Earnings Per Share(3)	$1.15 to 1.25(4)			$1.20 to 1.30(5)
Cash Flow Elements
Net Cash From Operating Activities	$2,950 to 3,250 million	$1,250 to 1,350 million	$1,700 to 1,900 million	$2,600 to 3,000 million	$1,000 to 1,100 million	$1,600 to 1,900 million
Operational Capital Expenditures (a)	$650 to 750 million	$175 million	$475 to 575 million	$575 to 675 million	$125 to 175 million	$450 to 500 million
Environmental Capital Expenditures (b)	$75 to 125 million	$25 million	$50 to 100 million	$50 to 100 million	$5 to 10 million	$45 to 90 million
Maintenance Capital Expenditures (a + b)	$725 to 875 million	$200 million	$525 to 675 million	$625 to 775 million	$130 to 185 million	$495 to 590 million
Free Cash Flow(6)	$2,150 to 2,450 million	$1,050 to 1,150 million	$1,100 to 1,300 million	$1,900 to 2,300 million	$800 to 1,000 million	$1,100 to 1,300 million
Subsidiary Distributions(7)	$1,100 to 1,300 million			$1,100 to 1,300 million
Reconciliation of Free Cash Flow
Net Cash from Operating Activities	$2,950 to 3,250 million	$1,250 to 1,350 million	$1,700 to 1,900 million	$2,600 to 3,000 million	$1,000 to 1,100 million	$1,600 to 1,900 million
Less: Maintenance Capital Expenditures	$725 to 875 million	$200 million	$525 to 675 million	$625 to 775 million	$130 to 185 million	$495 to 590 million

Free Cash Flow(5)	$2,150 to 2,450 million	$1,050 to 1,150 million	$1,100 to 1,300 million	$1,900 to 2,300 million	$800 to 1,000 million	$1,100 to 1,300 million
Reconciliation of Adjusted Gross Margin
Gross Margin	$3,800 to 4,100 million	$1,450 million	$2,350 to 2,650 million
Depreciation & Amortization	$1,200 to 1,300 million	$275 million	$925 to 1,025 million
General & Administrative	$375 million		$375 million

Adjusted Gross Margin(3)	$4,675 to 4,975 million	$1,725 million	$2,950 to 3,250 million

(1)

2011 Revised Guidance is based on expectations for future foreign exchange rates and commodity prices as of December 31, 2009, as well as other factors set forth in “2010-2011 Guidance” in the Press Release.

(2)

AES is a holding company that derives its income and cash flows from the activities of its subsidiaries, some of which may not be wholly-owned by the Company. Accordingly, the Company has presented certain financial metrics which are defined as Proportional (a non-GAAP financial measure). Proportional metrics present the Company’s estimate of its share in the economics of the underlying metric. The Company believes that the Proportional metrics are useful to investors because they exclude the economic share in the metric presented that is held by non-AES shareholders. For example, Operating Cash Flow is a GAAP metric which presents the Company’s cash flow from operations on a consolidated basis, including operating cash flow allocable to noncontrolling interests. Proportional Operating Cash Flow removes the share of operating cash flow allocable to noncontrolling interests and therefore may act as an aid in the valuation of the Company. Proportional metrics are reconciled to the nearest GAAP measure. Certain assumptions have been made to estimate our proportional financial measures. These assumptions include: (i) the Company’s economic interest has been calculated based on a blended rate for each consolidated business when such business represents multiple legal entities; (ii) the Company’s economic interest may differ from the percentage implied by the recorded net income or loss attributable to noncontrolling interests or dividends paid during a given period; (iii) the Company’s economic interest for entities accounted for using the hypothetical liquidation at book value method is 100%; (iv) individual operating performance of the Company’s equity method investments is not reflected and (v) all intercompany amounts have been excluded as applicable.

(3)	Non-GAAP financial measure as reconciled in the table.
(4)	Reconciliation of Adjusted EPS includes unrealized foreign currency of $0.03 and derivative losses of $0.02.
(5)	Reconciliation of Adjusted EPS includes unrealized foreign currency of $0.08, derivative losses of $0.01 and losses on debt retirement of $0.01.
(6)

Free cash flow (a non-GAAP financial measure) is defined as net cash from operating activities less maintenance capital expenditures (including environmental capital expenditures). AES believes that free cash flow is a useful measure for evaluating our financial condition because it represents the amount of cash provided by operations less maintenance capital expenditures as defined by our businesses, that may be available for investing or for repaying debt.

(7)	See Footnote (1) on Parent Financial Information for definition.